Exhibit 21.1

Angel Studios Inc.

List of Significant Subsidiaries

Legal Name	Jurisdiction	Percent Owned
Angel Studios, Inc.	Delaware	100%
Dry Bar Comedy, LLC	Utah	100%
Angel Studios Licensing, LLC	Utah	100%